REPROS REPORTS PROELLEX ACHIEVES STATISTICALLY SIGNIFICANT PAIN REDUCTION IN ENDOMETRIOSIS TRIAL

The Woodlands, TX, December 18, 2006 -- Repros Therapeutics Inc. (NASDAQ:RPRX, PCX:RPRX) today released interim findings from its study of Proellex™ in the treatment of endometriosis. To date 34 women of the 39 enrolled have completed three months of dosing. Data from these women demonstrate that treatment with the highest dosage of Proellex (50 mg) achieved statistically significant pain reduction compared to treatment with Lucrin(R) (Lupron(R)), the current pharmaceutical standard of care for the treatment of endometriosis.

This European Phase 2 study compares three doses of double-blinded Proellex against open label Lucrin, a gonadotropin-releasing hormone (GnRH) agonist, for up to six months of treatment. Proellex was administered in a double-blind manner as a daily oral dose of 12.5 mg, 25 mg or 50 mg capsules. Patients in the study maintained daily pain diaries to record severity and frequency of pain as well as filling out an endometriosis symptom survey at each office visit that included a questionnaire that evaluated distress associated with pain on a scale of 0-10 with 10 being the greatest amount of distress.

Pain Results

On average, women treated with 50 mg Proellex reported 85.5 pain free days during three months of treatment (95% of study days), compared to 61 pain free days (67.8% of study days) reported by patients on Lucrin, a statistically significant difference (p=0.02). Patients treated with 25 mg and 12.5 mg Proellex exhibited a dose-dependent reduction in pain that did not reach statistical significance compared to Lucrin (71.9% and 49.4% of study days pain free, respectively). On days when pain was reported, the 50 mg dose of Proellex also exhibited a statistically significant improvement in pain severity over Lucrin (p=0.02) as well as over the 25 mg and 12.5 mg doses of Proellex.

Women treated with 50 mg Proellex also reported a significant reduction in pain-associated distress after three months with only one woman reporting mild distress (scored at 1). Average distress score for the 50 mg group was 0.125. Compared to baseline (average 50 mg group baseline distress score was 6.8 out of 10 possible), the 50 mg dose of Proellex exhibited a highly statistically significant reduction in distress score achieving a p-value equivalent to <0.001. Women treated with Lucrin also reported a significant, but less robust, reduction in pain-associated distress (average score equal to 1.4 compare to average baseline score of 5.8.

As seen in pain scores, the 12.5 mg and 25 mg doses of Proellex exhibited a dose-dependent reduction in distress but the reductions did not achieve statistical significance (3.2 compared to 6.7 baseline for 25 mg and 3.8 compared to 4.8 baseline for 12.5 mg).

Safety Findings

Women receiving Lucrin in the study on average experienced a reduction of estrogen to post-menopausal levels (<20 pg/ml). This outcome was associated with a statistically significant increase in biomarkers of bone resorption and therefore an increased risk of bone loss*. All doses of Proellex maintained estrogen concentrations in the low normal range (mean >40 pg/ml). Importantly, there were no significant changes in biomarkers of resorption in any of the dose arms of Proellex.

The data also suggest an inverse dose dependent effect on endometrial thickness as measured by ultrasound at baseline and three months. After three months on treatment, women receiving 50 mg Proellex achieved a non significant reduction in the thickness of the endometrium compared to baseline, whereas women receiving 12.5 mg and 25 mg Proellex experienced a non significant thickening of the endometrium. Importantly, no women in the study showed evidence of endometrial hyperplasia with atypia, a potential precursor for endometrial cancer.

Side effects of Proellex were generally mild with no toxicity to the liver. In two cases where non menstrual spotting and bleeding was observed in patients with excessive endometrial thickening, a dilation and curettage procedure was administered to stop the bleeding. These cases occurred only at the lower doses of Proellex. A similar event has not been seen at the 50 mg dose even though two of the patients have completed the 6 month study.

"Although these data are only reflective of 3-months of treatment, we are enthusiastic about the significance of these data," noted Joseph Podolski, President and CEO of Repros. "The endometriosis market is large and remains under-served. Few drug therapies are viable for long-term use, leaving invasive laparoscopy as the most common treatment. We strongly believe that Proellex, with the efficacy and safety it is demonstrating here, has the potential to become a valuable resource for physicians and their patients,"

Repros anticipates submitting an IND to the FDA to initiate a Phase 2/3 study of Proellex for the treatment of endometriosis in the U.S. Pending clearance of the IND, Repros anticipates commencing this trial in the second quarter of 2007.

About Repros Therapeutics Inc.

Repros is engaged in the development of pharmaceutical products that address conditions of the male and female reproductive systems. Proellex™, the Company's lead compound, is a PRM (progesterone receptor modulator) currently being studied in a U.S. Phase 2 clinical trial for the treatment of uterine fibroids, a condition that affects numerous women of childbearing age in the U.S. and results in a significant number of hysterectomies each year. Proellex™ is also being studied in a European Phase 2 study for the treatment of endometriosis, a condition that affects approximately 5.5 million women in the U.S. and Canada. Androxal™, the Company's other program in late clinical development, is designed to restore normal testosterone production by the testes and is being tested in a U.S. Phase 3 clinical trial for the treatment of testosterone deficiency in men.

* Editor's note: GnRH agonists, such as Lucrin, are associated with decreases in bone density evidenced after 6 months of therapy; and bone loss may be quite significant if GnRH therapy is continued over an extended period. Therapy with Lucrin and other GnRH agonists are therefore limited to less than 6 months.

For more information, please visit the Company's website at http://www.reprosrx.com.

Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including the fact that we are conducting our endometriosis clinical trial for Proellex in Europe, and we cannot assure that the FDA will readily accept data from foreign investigators and the following: Repros' ability to have success in the clinical development of its technologies, the timing of enrollment in such clinical studies and the accuracy of such studies and Repros' ability to raise additional capital on acceptable terms or at all, and such other risks which are identified in the Company's Annual Report on Form 10-K for the year ended December 31, 2005 and Repros' Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, September 30, 2006, as they may be updated by the Company's Exchange Act filings from time to time These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts

Repros Therapeutics Inc., The Woodlands
Joseph S. Podolski, 281-719-3447